Exhibit 99.1

FOR IMMEDIATE RELEASE

Truist announces Michael P. Lyons as incoming CEO

Bill Rogers to assume executive chair role as part of planned leadership succession until April 2027 retirement

CHARLOTTE, N.C., June 15, 2026 /PRNewswire/ — Truist Financial Corporation (NYSE: TFC) today announced Michael P. Lyons as its next president and chief executive officer, effective Sept. 1, 2026. Lyons is a dynamic leader with over three decades of financial services experience and a proven track record of driving growth and competitive innovation in the banking industry.

Lyons succeeds Bill Rogers, who will become executive chair on Lyons’ start date as part of Truist’s leadership succession strategy. Rogers will serve in that role until his planned retirement in April 2027.

Lyons brings more than 30 years of industry leadership, which spans all sectors of financial services, to Truist. Most recently, he was CEO of Fiserv, Inc., a leading global financial technology and payments company that serves more than six million merchants and 10,000 financial institutions with core and digital banking solutions, card processing, merchant acquisition and point-of-sale systems.

Previously, Lyons was president of The PNC Financial Services Group, where he led all of PNC’s lines of business. During more than 13 years at PNC, he played an instrumental role in shaping PNC’s strategy, driving its financial performance, advancing its payments offerings and enabling successful national growth. Lyons also helped lead more than $15 billion of strategic acquisitions at PNC and expansion of the bank’s geographic footprint.

Earlier in his career, he was the global head of corporate development, strategic planning, investor relations and private equity at Bank of America.

“Through our succession planning process, it became clear that Mike is an action-oriented leader committed to high performance across the full range of our company operations and the right person to lead Truist’s next chapter of growth,” said Truist Lead Independent Director Thomas E. Skains. “We are incredibly grateful for Bill’s purpose-driven leadership as Truist’s chief executive officer, and we look forward to his impactful contributions as executive chair.”

“Truist is an exceptional bank with a strong foundation, incredible teammates and an extraordinary culture,” said Lyons. “I couldn’t be more excited to join the bank as CEO to apply my leadership experience and vision to drive the next phase of Truist’s growth, cementing its position as a bank of choice for clients and creating value in the communities we serve. I also want to express my gratitude to Bill for the company and culture he has built.”

“Mike will move Truist forward with purpose and care, and a sense of urgency to realize our potential,” said Rogers. “It has been the professional privilege of my lifetime to lead Truist and to work alongside truly extraordinary teammates. We are proud and ready for this important next chapter in our story.”

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About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Headquartered in Charlotte, North Carolina, Truist has leading market share in many of the high-growth markets in the U.S. and offers a wide range of products and services through wholesale and consumer businesses, including consumer and small business banking, commercial and corporate banking, investment banking and capital markets, wealth management, payments, and specialized lending businesses. Truist is a top 10 commercial bank with total assets of $549 billion as of March 31, 2026. Truist Bank, Member FDIC. Equal Housing Lender. Learn more at Truist.com.

For further information:

Investors: Brad Milsaps, investors@truist.com

Media: Kyle Tarrance, media@truist.com